                                                                    EXHIBIT 2.17



        ------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                    dated as of the 30th day of August, 1996

                                  by and among

                              F.Y.I. INCORPORATED

                             ZIA ACQUISITION CORP.

                         ZIA INFORMATION ANALYSIS GROUP

                                      and

                         the SHAREHOLDERS named herein


        ------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
1.       THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Delivery and Filing of Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Certificate of Incorporation, By-laws and Board of
                 Directors of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Certain Information With Respect to the Capital Stock
                 of the Company, FYI and Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.       CONVERSION OF STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Manner of Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Calculation of FYI Shares for the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3     Earnings Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.       DELIVERY OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.1     Delivery Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

4.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
         THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (A)     Representations and Warranties of the Company
                 and the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.1     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         5.2     Organization, Existence and Good Standing of the Company . . . . . . . . . . . . . . . . . . . . . .   6
         5.3     Capital Stock of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         5.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.6     Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.7     Permits and Intangibles.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.9     Assets and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.10    Real Property Leases; Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.11    Environmental Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.12    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.13    No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.14    Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.15    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.16    Litigation and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.17    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.18    Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.19    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15



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
         5.20    Employees; Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.22    Interests in Customers, Suppliers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.23    Business Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.24    Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.25    Bank Accounts and Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.26    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (B)     Representations and Warranties of the Shareholders.  . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.27    Authority; Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.28    Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.29    No Intention to Dispose of FYI Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.30    Validity of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.31    Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

6.       REPRESENTATIONS OF FYI AND NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.1     Due Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.2     FYI Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.3     Validity of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.4     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.5     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.6     Capitalization of FYI and Ownership of FYI Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7     Transactions in Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.8     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.9     Business; Real Property; Material Agreements;
                 Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.10    Conformity with Law and Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.11    No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

7.       COVENANTS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.1     Access and Cooperation; Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.2     Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.3     Prohibited Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.4     No Shop  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.6     Amendment of Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
         SHAREHOLDERS AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.1     Representations and Warranties; Performance of Obligations . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Satisfaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.4     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.5     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.6     Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.7     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


         8.8     Good Standing Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.9     Loan Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.10    Effectiveness of Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.11    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF FYI
         AND NEWCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1     Representations and Warranties; Performance of Obligations . . . . . . . . . . . . . . . . . . . . .  31
         9.2     Satisfaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.3     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.4     Examination of Final Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.5     Repayment of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.6     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.7     Shareholder Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.8     Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.9     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.10    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.11    Noncompetition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.12    Lock-Up Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.13    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.14    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.15    Good Standing Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.16    Loan Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.17    No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

10.      COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.1    Permitted Payments of Compensation by the Company  . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.2    Preservation of Tax and Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.3    Preparation and Filing of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.4    Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.5    Receivables Guaranteed.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.6    Termination of Shareholders Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.7    Acknowledgments of the Parties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.8    Zia Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

11.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.1    FYI Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.2    Environmental Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.3    Employee Compensation and Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.4    Shareholder Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.5    Indemnification for Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.6    Notice of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.7    Right to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.8    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.9    Satisfaction of Claims From Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         11.10   Limitations of Indemnification; Proportionate Payments . . . . . . . . . . . . . . . . . . . . . . .  41

12.      SECURITIES ACT REPRESENTATIONS AND TRANSFER
         RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         12.1    Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

13.      TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         13.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         13.2    Liabilities in Event of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

14.      GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         14.1    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         14.2    Survival of Covenants, Agreements, Representations
                 and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         14.3    Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         14.4    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.5    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.7    Brokers and Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.8    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.9    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.10   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.11   Exercise of Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.12   Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.13   Reformation and Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.14   Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.15   Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         14.16   Tax Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


                             SCHEDULES AND ANNEXES

SCHEDULES
- ---------

1.3(d)           Officers of the Surviving Corporation
5.2              Jurisdictions of Qualification and Company Charter Documents
5.3              Capital Stock
5.5              Financial Statements and Contingent Liabilities
5.6              Accounts and Notes Receivable
5.7              Permits and Licenses
5.8              Taxes
5.9              Assets and Properties
5.10             Real Property Leases
5.11             Environmental Matters
5.12             Contracts
5.14             Government Contracts
5.15             Consent
5.16             Litigation
5.19             Employee Benefit Plans
5.20             Employee Matters
5.21             Insurance
5.23             Business Relations
5.24             Officers and Directors
5.25             Bank Accounts
5.26             Absence of Certain Changes
5.27             Liens on Stock
6.6              FYI Capital Stock
6.8              FYI Subsidiaries
6.9              FYI Financial Information
6.10             FYI Compliance with Laws
6.11             No Violations by FYI
7.2              Conduct of Business
7.3              Prohibited Activities
9.7              Shareholder Releases
9.8              Continuing Related Party Agreements
11.1(a)          Questionnaire for Subsidiaries
14.7             Brokers and Agents


ANNEXES
- -------

I                Shareholders of the Company
II               Aggregate Consideration to be paid to the Shareholders
III              FYI Charter Documents
IV               Opinion of Counsel to FYI and Newco
V                Employment Agreement


VI               Escrow Agreement
VII              Shareholder Release
VIII             Opinion of Counsel to the Company
IX               Noncompetition Agreement
X                Lock-Up Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 30th day of August, 1996, by and among F.Y.I. INCORPORATED, a Delaware corporation ("FYI"), ZIA ACQUISITION CORP., a Delaware corporation ("Newco"), ZIA INFORMATION ANALYSIS GROUP, a California corporation (the "Company"), and the shareholders listed on Annex I hereto (each a "Shareholder" and collectively the "Shareholders") who constitute all the shareholders of the Company.

         WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on August 20, 1996, solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of FYI, a corporation organized and existing under the laws of the State of Delaware;

         WHEREAS, the respective Boards of Directors of Newco and the Company (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective shareholders that the Company merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of the States of California and Delaware, such transaction sometimes being herein called the "Merger";

         WHEREAS, the Boards of Directors of FYI, Newco and the Company have approved and adopted this Agreement and intend the transactions with respect to the Company to qualify as partially tax-free transfers of property under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       THE MERGER

         1.1 DELIVERY AND FILING OF CERTIFICATE OF MERGER. The Constituent Corporations will cause a Certificate of Merger with respect to the Merger (the "Certificate of Merger") to be signed, verified and delivered to the Secretary of State of the State of Delaware and, if required, a similar filing to be made with the relevant authorities in the State of California, on or before the Closing Date (as defined in Section 4). The Surviving Corporation shall take all action necessary to make the Merger effective under California law as of the Effective Time.

         1.2 EFFECTIVE TIME OF THE MERGER. The "Effective Time of the Merger" shall be the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State. At the Effective Time of the Merger, the Company shall be merged with and into Newco, in accordance with this Agreement, the Certificate of Merger and California and Delaware law, the separate existence of the Company shall cease and the corporate name of Newco shall be Zia Information Analysis Group, Inc. Newco shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The Merger will be effected in a single transaction.

         1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time of the Merger:

                 (a) The Certificate of Incorporation of Newco then in effect shall become the Certificate of Incorporation of the Surviving Corporation, except that the corporate name of Newco shall be changed in the materials filed pursuant to this Article I to "Zia Information Analysis Group, Inc."; and subsequent to the Effective Time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

                 (b) The By-laws of Newco then in effect shall become the By-laws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such By-laws shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

                 (c) The Board of Directors of the Surviving Corporation shall consist of the following persons:

                                        David L. Delgado
                                        Ed H. Bowman, Jr.
                                        Thomas C. Walker
                                        David Lowenstein

         The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-laws of the Surviving Corporation.

                 (d) The officers of the Surviving Corporation shall be the persons set forth on Schedule 1.3(d) hereto, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation and the terms of any employment agreement executed by any such officer, until such officer's successor is duly elected and qualified.

         1.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY, FYI AND NEWCO. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the Company, FYI and Newco as of the date of this Agreement are as follows:

                 (a) As of the date of this Agreement, the authorized capital stock of the Company consists of One Million (1,000,000) shares of Common Stock, no par value (the "Company Stock"), of which Two Thousand (2,000) shares are issued and outstanding;

                 (b) As of the date of this Agreement, the authorized capital stock of FYI consists of twenty-six million (26,000,000) shares of Common Stock, $.01 par value per share ("FYI Stock"), of which Five Million Five Hundred Twenty-three Thousand One Hundred Forty-seven (5,523,147) shares were issued and outstanding at July 31, 1996, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding; and

                 (c) As of the date of this Agreement, the authorized capital stock of Newco consists of 3,000 shares of Common Stock, $.01 par value per share ("Newco Stock"), of which ten (10) shares are issued and outstanding.

         1.5 EFFECT OF MERGER. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware GCL"). Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

2.       CONVERSION OF STOCK

         2.1     MANNER OF CONVERSION.  The manner of converting the shares of
(a) the Company Stock and (b) Newco Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into (i) FYI Stock and
(ii) shares of Common Stock, $.01 par value per share, of the Surviving Corporation, shall be as follows:

         As of the Effective Time of the Merger:

                 (a) All of the shares of the Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent (i) that number of shares of FYI Stock determined pursuant to Section 2.2 below and (ii) the right to receive the amount of cash determined pursuant to Section
         2.2 below, such shares and cash to be distributed to the Shareholders as provided in Annex II hereto;

                 (b) All shares of the Company Stock that are held by the Company as treasury stock shall be cancelled and retired and no shares of FYI Stock or other consideration shall be delivered or paid in exchange therefor; and

                 (c) Each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of FYI, automatically be converted into one fully paid and non-assessable share of Common Stock of the Surviving Corporation that shall constitute all of the issued and outstanding shares of Common Stock of the Surviving Corporation immediately after the Effective Time of the Merger.

         All FYI Stock received by the Shareholders as of the Effective Time of the Merger shall, except for restrictions on resale or transfer described in
Section 12.1 hereof, have the same rights as all of the other shares of outstanding FYI Stock. All voting rights of such FYI Stock received by the Shareholders shall be fully exercisable by the Shareholders and the Shareholders shall not be deprived nor restricted in exercising those rights. At the Effective Time of the Merger, FYI shall have no class of capital stock issued and outstanding which, as a class, shall have any rights or preferences senior to the shares of FYI Stock received by the Shareholders, including, without limitation, any rights or preferences as to dividends or as to the assets of FYI upon liquidation or dissolution or as to voting rights.

         2.2 CALCULATION OF FYI SHARES FOR THE COMPANY. All the Company Stock shall be converted, as a result of the Merger, into the number of shares of FYI Stock and the amount of cash set forth in Annex II attached hereto. By their signatures hereto, the Shareholders hereby elect to receive the portions of such cash and FYI Stock set forth opposite their names on such Annex II.

         2.3 EARNINGS TREATMENT. All earnings and cash flow of the Company for the period from August 1, 1996 (the "Effective Date") through the Effective Time of the Merger shall be for the benefit of Newco and shall be conveyed to Newco at the Closing pursuant to the Merger of the Company into Newco.

3.       DELIVERY OF SHARES

         3.1 DELIVERY PROCEDURE. As of the Effective Time of the Merger and at the Closing:

                 (a) The Shareholders, as the holders of all outstanding certificates representing shares of the Company Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of FYI Stock and the amount of cash calculated pursuant to
         Section 2.2 above less the sum of $183,997.49 in cash and 12,343 shares of FYI Stock to be delivered to the Escrow Agent to be held thereby in accordance with the terms of the Escrow Agreement (each as defined below in Section 8); and

                 (b) Until the certificates representing the Company Stock have been surrendered by the Shareholders and replaced by the FYI Stock, the certificates for the Company Stock shall, for all corporate purposes be deemed to evidence the ownership of the number of shares of FYI Stock and/or cash that such Shareholders are entitled to receive as a result of the Merger, as set forth in Section 2.2 above and Annex II hereto, notwithstanding the number of shares of the Company such certificates represent.

4.       CLOSING

         On the Closing Date (as defined below), the parties shall take all actions necessary (i) to effect the Merger (including the filing with the appropriate state authorities of the Certificate of Merger) and (ii) to effect the conversion and delivery of shares referred to in Section 3 hereof (hereinafter referred to as the "Closing"). The Closing shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 on a date agreed upon by the parties within four (4) business days following the date that the Registration Statement (as described in Section 8.10 hereof) shall have become effective under the Securities Act of 1933 and all other closing conditions set forth herein have been satisfied or waived by the appropriate parties. The date on
which the Closing shall occur shall be referred to as the "Closing Date."   On
the Closing Date, the Certificate of Merger shall be filed with the Delaware Secretary of State (and a copy thereof certified by the Delaware Secretary of State filed with the California Secretary of State as soon as practicable thereafter, together with all other documents required by California law), or if already filed shall become effective, and all transactions contemplated by this Agreement, including the conversion and delivery of shares, the delivery by wire transfers in amounts equal to the aggregate cash portion of the consideration that the Shareholders shall be entitled to receive pursuant to the Merger referred to in Section 2 hereof, shall occur and be deemed to be completed.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         (A)     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                 SHAREHOLDERS

         Each of the Company and the Shareholders, jointly and severally, represent and warrant that all of the following representations and warranties with respect to the Company and its business and operations set forth in this
Section 5(A) are true and correct at the date of this Agreement and shall be true and correct at the time of the Closing.

         5.1 AUTHORIZATION. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of each such party, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and
(iii) rights to indemnification hereunder may be limited under applicable securities laws (the "Equitable Exceptions"). The Company has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby.

         5.2 ORGANIZATION, EXISTENCE AND GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect (as defined in Section 5.7). Set forth on Schedule 5.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. True, complete and correct copies of the Articles of Incorporation of the Company certified by the Secretary of State of the applicable state of incorporation as of the date not more than twenty (20) days prior to the Closing and of the By-laws of the Company are all attached hereto on Schedule 5.2 (the "Charter Documents"). Except as set forth on
Schedule 5.2, the minute books containing records of the actions and meetings of the Board of Directors and the shareholders of the Company, as heretofore made available to FYI, are correct and complete in all material respects.

         5.3     CAPITAL STOCK OF THE COMPANY.

                 (a) The Company's authorized capital stock is as set forth in Section 1.4(a), except that, prior to the Effective Time of the Merger, the Company may have redeemed up to seventy-three (73) shares of Company Stock. All of the Company Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights, except as provided in the Company's Articles of Incorporation. Each of the Shareholders received the shares held thereby upon the Company's original issuance thereof following its incorporation and there have been no subsequent issuances by the Company of any shares of its capital stock. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on Schedule 5.3.

                 (b) The Shareholders (i) own of record and beneficially (subject to the community property interest of any Shareholder's spouse) and have good and marketable title to all of the issued and outstanding shares of the Company Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, "Liens"), and (ii) have the right to vote the Company Stock on any matters as to which any shares of the Company Common Stock are entitled to be voted under the laws of the state of incorporation of the Company and the Company's Articles of Incorporation and By-laws, free of any right of any other person.

         5.4 SUBSIDIARIES. The Company does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         5.5     FINANCIAL STATEMENTS.

                 (a) The Company has previously furnished to FYI and Newco the reviewed balance sheet of the Company as of December 31, 1995 and the related statements of operations, shareholders' equity and cash flows for the fiscal year then ended, as compiled by Hood & Strong, certified public accountants, together with management's statements of operations and shareholders' equity for the seven-month period ended July 31, 1996 (the "Hood & Strong Financial Statements"). The Company has furnished to FYI the audited balance sheet of the Company as of December 31, 1995 and the related statements of operations, shareholders' equity and cash flows for the fiscal year then ended, as audited by Arthur Andersen LLP, independent public accountants engaged by FYI (the "AA Financial Statements," and together with the Hood & Strong Financial Statements, the "Financial Statements"). To the knowledge of the Shareholders, the audited Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The Company has previously permitted FYI and Newco full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Hood & Strong and Arthur Andersen LLP.

                 (b) Except to the extent (and not in excess of the amounts) reflected in the July 31, 1996 balance sheet included in the Financial Statements or as disclosed on Schedule 5.5, the Company has no liabilities or obligations (including, without limitation, Taxes (as defined in Section 5.8) payable and deferred Taxes and interest accrued since July 31, 1996) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business (including without limitation liability for 1996 Taxes), consistent with past practice, subsequent to December 31, 1995. The Company has also delivered to FYI on Schedule 5.5, in the case of those liabilities that are contingent and reasonably estimable in accordance with F.S.A.S. No. 5, a reasonable estimate, as of the date of this Agreement, of the maximum amount that may be payable (it being understood that any actually realized or suffered liability may be less than or greater than such estimate). For each such contingent liability, the Company has provided or made available to FYI the following information in the possession of the
         Company:

                          (i) A summary description of the liability together with the following (to the knowledge of the Shareholders):

                                  (A) Copies of all relevant documentation relating thereto;

                                  (B)  Amounts claimed and any other action or
                          relief sought; and

                                  (C)      Name of claimant and all other
                          parties to the claim, suit or proceeding;

                          (ii) The name of each court or agency before which such claim, suit or proceeding is pending;

                          (iii) The date such claim, suit or proceeding was instituted; and

                          (iv) A reasonable best estimate by the Company of the maximum amount, if any, which is likely to become payable with respect to each such liability with respect to each such liability (it being understood that any actually realized or suffered liability may be less than or greater than such estimate). If no estimate is provided, the Company's best estimate shall for purposes of this Agreement be deemed to be zero.

         5.6 ACCOUNTS AND NOTES RECEIVABLE. Set forth on Schedule 5.6 is an accurate list of the accounts and notes receivable of the Company, as of July 31, 1996, including any such amounts that are not reflected in the balance sheet as of December 31, 1995 included within the Financial Statements, and including receivables from and advances to employees and the Shareholders. The Company shall provide FYI with an aging, as of the date of this Agreement, of all such accounts and notes receivable showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 5.6, such accounts and notes are collectible in the amount shown on Schedule 5.6, net of reserves reflected in such balance sheet.

         5.7 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations, including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks trade names, patents, patent applications and copyrights owned or held by the Company, the absence of any of which would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company taken as a whole (a "Material Adverse Effect"). An accurate list is set forth on Schedule 5.7 hereto of all such licenses, franchises, permits and other governmental authorizations. The licenses, franchises, permits and other governmental authorizations listed on Schedule 5.7 are valid, and the Company has not received any written notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in such permits, licenses, franchises and governmental authorizations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 5.7, the transactions contemplated by this Agreement by the Company will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such licenses, franchises, permits and governmental authorizations, other than a default, breach, violation or effect which would not have a Material Adverse Effect.

         5.8     TAX MATTERS.

                 (a) The Company has filed all income tax returns required to be filed by the Company and all returns of other Taxes (as defined below) required to be filed and has paid or provided for all Taxes shown to be due on such returns and all such returns are accurate and correct in all material respects. The Company has withheld or will withhold all amounts for payroll Taxes of the Company required by law with respect to the Shareholders through the Closing Date. Except as set forth on Schedule 5.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company,
         (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made in writing against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised in writing by any taxing authority in connection with an audit or examination of any return of Taxes. No federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or withhold through the date hereof have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Closing Date against the Company for any tax period ending on or prior to December 31, 1995 (or, in the case of payroll Taxes, as of the Closing), other than for Taxes disclosed on Schedule 5.8. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

                 (b) The Company is not a party to any Tax allocation or sharing agreement.

                 (c) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

                 (d) At the Closing Date, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Closing Date. For purposes of making this representation, amounts paid by the Company to pay reorganization expenses, amounts paid by the Company pursuant to
         Section 10.1 and all redemptions and distributions in anticipation of or as part of the plan of reorganization by the Company will be included as assets of the Company immediately prior to the Effective Time of the Merger.

                 (e) At the Closing Date, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect FYI's acquisition or retention of ownership of more than eighty percent (80%) of the total combined voting power of all classes of the Company Stock and more than eighty percent (80%) of the total number of shares of each class of Company non-voting stock. The Company has no plan or intention to issue additional shares of its stock that would result in FYI losing control of the Surviving Corporation within the meaning of
         Section 368(c) of the Code.

                 (f) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (g) The fair market value of the assets of the Company exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                 (h) The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (i) The liabilities of the Company to be assumed by Newco and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its trade or business.

                 (j) There is no plan or intention by the Shareholders to sell, exchange or otherwise dispose of more than four percent (4%) of the number of shares of FYI Stock received by the Shareholders in the Merger as of the Effective Time of the Merger or otherwise described in Annex II. For purposes of this representation, shares of the Company Stock exchanged for cash or other property and shares of the Company Stock exchanged for cash in lieu of fractional shares of FYI Stock will be treated as outstanding shares of the Company Stock on the date of the transaction. Moreover, except as set forth on
         Schedule 5.3, shares of the Company Stock and shares of FYI stock held by the Shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Closing Date will be considered in making this representation. In addition, there is no plan or intention by any Shareholder to sell, exchange or otherwise dispose of FYI Stock, if any, received by such Shareholder pursuant to Section 11.10.

                 (k) The Company and the Shareholders will each pay their respective expenses, if any, incurred in connection with the Merger as provided in this Agreement.

                 (l) There is no intercorporate indebtedness existing between FYI and the Company or between Newco and the Company that was issued, acquired, or to be settled, in each event at a discount.

                 (m) None of the shares of FYI Stock received by the Shareholders in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to the Shareholders in their capacities as employees, including but not limited to amounts paid pursuant to the Employment Agreements described in Section 8.5 and any options granted to the Shareholders pursuant to Section 10.4, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                 (n) All amounts paid by the Company to the Shareholders pursuant to Section 10.1 represent reasonable compensation for services performed by the Shareholders for the Company.

                 (o) The Company is a C corporation within the meaning of Subchapter C of the Code. The Company presently files its federal income tax returns on a cash basis of accounting.

         5.9     ASSETS AND PROPERTIES.

                 (a) REAL PROPERTY. The Company does not own or hold any fee interest in real property other than as set forth in Schedule 5.10.

                 (b)      PERSONAL PROPERTY.  Except as set forth on Schedule
         5.9 and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 1995, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

                 (c)      CONDITION OF PROPERTIES.  Except as set forth on
         Schedule 5.9 the tangible personal property owned or leased by the Company and, to the knowledge of the Company and the Shareholders, the leasehold estates that are the subject of the Real Property Leases (as defined in Section 5.10) and occupied by the Company, are in good operating condition and repair, ordinary wear and tear excepted; and neither the Company nor the Shareholders have any knowledge of any condition not disclosed herein of any such leasehold estate that would materially affect the fair market value, use or operation of any leasehold estate or otherwise have a Material Adverse Effect.

         5.10 REAL PROPERTY LEASES; OPTIONS. Schedule 5.10 sets forth a list of (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to FYI or Newco. The Company has not assigned any Real Property Leases or any such options or obligations. There are no Liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and
(ii) those matters set forth on Schedule 5.10. The Real Property Leases and options and contractual obligations listed on Schedule 5.10 are in full force and effect and constitute binding obligations of the Company and, to the knowledge of the Shareholders the other parties thereto, subject to the Equitable Exceptions, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the knowledge of the Company and the Shareholders, by any other party thereto which is reasonably likely to have a Material Adverse Effect.

         5.11    ENVIRONMENTAL LAWS AND REGULATIONS.

                 (a)      (i)     The Company's occupancy of the "Subject
         Property" (as defined below) and the Company's operations have been in compliance with "Environmental Requirements" (as defined below); (ii) during the occupancy and operation of the Subject Property by the Company no release, leak, discharge, spill, disposal or emission of Hazardous Substances (as defined below) has occurred in, on or, to the knowledge of the Company and the Shareholders, under the Subject Property in a quantity or manner that materially violates or requires remediation under Environmental Requirements; (iii) to the knowledge of the Company and the Shareholders, the Subject Property is free of Hazardous Substances as of the date of this Agreement and the Closing Date, except for the presence of small quantities of Hazardous Substances utilized by the Company in the ordinary course of its business; (iv) to the knowledge of the Company and the Shareholders, there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; and (v) except as set forth on Schedule 5.11, the Company has never owned, operated, or leased any real property other than the Subject Property.

                 (b) DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                 "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements of any governmental authority in effect on the date of this Agreement, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                 "Hazardous Substance" means (i) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; or
         (iii) any additional substances or materials that have been classified or considered through the date of this Agreement and the Closing Date to be pollutants, hazardous or toxic under Environmental Requirements.

                 "Subject Property" means all property leased by the Company pursuant to the Real Property Leases, but shall not include common areas or parking areas.

         5.12    CONTRACTS.

                 (a) Set forth on Schedule 5.12 is a list of all material contracts, agreements, arrangements and commitments to which the Company is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of its business or assets (otherwise than in the ordinary course of business), (ii) the purchase or lease by the Company of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by the Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by the Company, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise,
         (vi) any transaction or matter with any affiliate of the Company,
         (vii) noncompetition, (viii) licenses and grants to or from the Company relating to any intangible property listed on Schedule 5.18,
         (ix) the acquisition by the Company of any operating business or the capital stock of any person since December 31, 1995, or (x) any other matter that is material to the business, assets or operations of the Company ("Contracts"). For purposes of this Agreement, any contract, agreement, arrangement or commitment that (A) involves annual payments or receipts of less than $10,000 or (B) is terminable or cancelable by a party thereto on less than thirty (30) days' notice without penalty or premium, shall not be deemed material.

                 (b) Except as set forth on Schedule 5.12, each Contract is in full force and effect on the date hereof (subject to the Equitable Exceptions), the Company is not in default under any Contract (other than a default which would not have a Material Adverse Effect), the Company has not given or received written notice of any default under any Contract, and, to the knowledge of the Company and the Shareholders, no other party to any Contract is in default thereunder (other than a default which would not have a Material Adverse Effect).

         5.13 NO VIOLATIONS. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Shareholders and the consummation of the transactions contemplated hereby by the same is not reasonably likely to (i) violate any provision of any Charter Document, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Shareholders or its or their respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or, to the knowledge of the Shareholders, create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of the Company listed on Schedule 5.7 or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

         5.14 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.14, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation.

         5.15 CONSENTS. Except as set forth on Schedule 5.15, no consent, approval or other authorization of any governmental authority or under any Contract or, to the knowledge of the Company and the Shareholders, other agreement or commitment to which the Company or the Shareholders are parties or by which its or their respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement by the Company and the Shareholders and the other agreements and documents to be executed by the Company and the Shareholders or the consummation by the Company and the Shareholders of the transactions contemplated hereby, except where the failure to obtain the same would not have a Material Adverse Effect.

         5.16 LITIGATION AND RELATED MATTERS. Set forth on Schedule 5.16 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the knowledge of the Company and the Shareholders, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 5.16 results in or, if adversely determined, would have a Material Adverse Effect. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Company's business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees (other than any default not reasonably likely to have a Material Adverse Effect). Schedule 5.16 lists (x) all worker's compensation claims outstanding against the Company as of the date of this Agreement and (y) all actions, suits or proceedings filed by or against the Company since December 31, 1995 or known to the Shareholders.

         5.17 COMPLIANCE WITH LAWS. The Company is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply is not reasonably likely to have a Material Adverse Effect.

         5.18 INTELLECTUAL PROPERTY RIGHTS. Except for printed licenses on purchased software, the Company does not own or use any domestic or foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications in the operation of its business (collectively, the "Intellectual Property"). To the knowledge of the Company and the Shareholders, the Company has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Company in the Intellectual Property, except any loss or impairment not reasonably likely to have a Material Adverse Effect. There are no pending proceedings or adverse claims made or, to the knowledge of the Company and the Shareholders, threatened against the Company with respect to the Intellectual Property; and there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of the Company therein.

         5.19 EMPLOYEE BENEFIT PLANS. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its Group Members (as defined below) (collectively, the "Plans") is listed on
Schedule 5.19, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Plan that is intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") and no event has occurred and no condition exists that could be expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (within the meaning of Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan is subject to Title IV of ERISA or is a contributory plan, and neither the Company nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or ERISA) or "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). The Company and, to the knowledge of the Company and the Shareholders, no other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material claim, action, proceeding, or litigation has been made, commenced or, to the knowledge of the Company and the Shareholders, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither the Company nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth on Schedule 5.19, neither the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes the Company, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes the Company or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes the Company.

         5.20    EMPLOYEES; EMPLOYEE RELATIONS.

                 (a) Schedule 5.20 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause (i) of this Section 5.20(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other transactions between the Company and any director, officer or employee thereof since December 31, 1995, and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements.

                 (b) Except as disclosed on Schedule 5.20, the Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties since it was incorporated. Except as set forth on
         Schedule 5.20, there are no labor disputes existing, or to the knowledge of the Company and the Shareholders, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the knowledge of the Company and the Shareholders, are threatened.

                 (c) The relationships enjoyed by the Company with its employees are good and the Company and the Shareholders have no knowledge of any facts as of the date of this Agreement that would indicate that the employees of the Company are not reasonably likely to continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Except as set forth on Schedule 5.20, since December 31, 1995, the Company has not experienced any difficulties in obtaining any qualified personnel necessary for the operation of its business, and, to the knowledge of the Company and the Shareholders, no such shortage of qualified personnel is threatened or pending. Except as disclosed on Schedule 5.20, the Company is not a party to any employment contract with any individual or employee, either express or implied, other than with respect to employees terminable at will under oral employment contracts. No legal proceedings, charges, complaints or similar actions are pending against the Company under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the knowledge of the Company and the Shareholders, no proceedings, charges, or complaints are threatened under any such laws or regulations and, to the knowledge of the Company and the Shareholders, no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since December 31, 1995 the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety
         (90) day period during the twelve (12) month period ending July 31, 1996.

                 (d) To the knowledge of the Company and the Shareholders, the Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act required to be complied with by it, except where (i) the lessors under any Real Property Leases have failed to effect such compliance as required by applicable law, order or contract or (ii) the failure to so comply is not reasonably likely to have a Material Adverse Effect.

         5.21 INSURANCE. Schedule 5.21 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date and, in the reasonable opinion of the Company and the Shareholders, are adequate for the business engaged in by the Company. Neither the Company nor the Shareholders have received any written notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 5.21, no claims pending made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date of this Agreement and the Closing Date for periods prior to the date of this Agreement and the Closing Date with respect to such policies have been timely paid.

         5.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. No shareholder, officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.22.

         5.23 BUSINESS RELATIONS. Schedule 5.23 contains an accurate list of all significant customers of the Company (i.e., those customers representing five percent (5%) or more of the Company's revenues for the twelve (12) months ended December 31, 1995). Except as set forth on Schedule 5.23, to the knowledge of the Company and the Shareholders, no customer or supplier of the Company will cease to do business therewith after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

         5.24 OFFICERS AND DIRECTORS. Set forth on Schedule 5.24 is a list of the current officers and directors of the Company.

         5.25 BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 5.25 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 5.25. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

         5.26    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
Schedule 5.26 or as otherwise contemplated by this Agreement, since December 31, 1995, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether or not covered by insurance),
(b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 5.26, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, that would have a Material Adverse Effect, or (h) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $10,000.

         (B)     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

         Each Shareholder severally represents and warrants that the representations and warranties in this Section 5(B) as they apply to him or her are true and correct as of the date of this Agreement and at the time of the Closing.

         5.27 AUTHORITY; OWNERSHIP. The Shareholder has the full legal right, power and authority to enter into this Agreement. The Shareholder owns beneficially (subject to any community property interest of his or her spouse) and of record the shares of the Company Stock set forth opposite such Shareholder's name on Annex I and such shares of the Company Stock, together with the other shares of the Company Stock set forth on Annex I, constitutes all of the outstanding shares of capital stock of the Company, and, except as set forth on Schedule 5.27 hereof, such shares of the Company Stock owned by the Shareholder are owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions. The Shareholder has owned the Company Stock since the date set forth on Annex I.

         5.28 PREEMPTIVE RIGHTS. The Shareholder does not have, or hereby waives, any preemptive or other right to acquire shares of the Company Stock or FYI Stock, that the Shareholder has or may have had other than rights of the Shareholder to acquire FYI Stock pursuant to (i) this Agreement or (ii) any option granted by FYI.

         5.29    NO INTENTION TO DISPOSE OF FYI STOCK.  Except as set forth on
Schedule 5.3, each Shareholder represents that there is no current plan or intention by such Shareholder to sell, exchange or otherwise dispose of any of the shares of FYI Stock received by such Shareholder in the Merger as of the Effective Time of the Merger or otherwise described in Annex II. For purposes of this representation, shares of the Company Stock exchanged for cash or other property and shares of the Company Stock exchanged for cash in lieu of fractional shares of FYI Stock will be treated as outstanding shares of the Company Stock on the date of the transaction. Moreover, except as set forth on
Schedule 5.3, shares of the Company Stock and shares of FYI Stock held by the Shareholder and otherwise sold, redeemed or disposed of prior to or subsequent to the Closing Date will be considered in making this representation. In addition, each Shareholder represents that there is not any current plan or intention by such Shareholder to sell, exchange or otherwise dispose of FYI Stock, if any, received by such Shareholder pursuant to Section 11.10.

         5.30 VALIDITY OF OBLIGATIONS. This Agreement, the Employment Agreement, the Noncompetition Agreement, the Lock-Up Agreement and the Escrow Agreement have each been duly executed and delivered and are the legal, valid and binding obligations of the Shareholder that is a party thereto, enforceable in accordance with their respective terms, subject to the Equitable Exceptions (it being understood and agreed by the parties hereto that each Shareholder is making this representation and warranty solely with respect to such Shareholder alone and not with respect to any other Shareholder).

         5.31 PAYMENTS. All amounts paid by the Company to the Shareholders pursuant to Section 10.1 represents reasonable compensation for services performed by the Shareholders for the Company.

6.       REPRESENTATIONS OF FYI AND NEWCO

         FYI and Newco severally and jointly represent and warrant that all of the following representations and warranties in this Section 6 are true and correct at the date of this Agreement and shall be true and correct at the time of the Closing.

         6.1 DUE ORGANIZATION. Each of FYI and Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on its business, operations, affairs, properties, assets or condition (financial or otherwise).

         6.2 FYI STOCK. The FYI Stock to be delivered to the Shareholders at the Closing Date shall constitute valid and legally issued shares of FYI, fully paid and nonassessable, and except as set forth in this Agreement, (a) will be owned free and clear of all Liens created by FYI, and (b) will be legally equivalent in all respects to the FYI Stock issued and outstanding as of the date hereof. The shares of FYI Stock to be issued to the Shareholders pursuant to this Agreement will be registered under the Securities Act of 1933, as amended (the "1933 Act"), and otherwise offered, issued and delivered in compliance with all applicable laws, regulations, orders and decrees of any Agency. When issued to the Shareholders, such FYI Stock will be listed and eligible for trading on the Nasdaq National Market System.

         6.3     VALIDITY OF OBLIGATIONS.

                 (a) The execution and delivery of this Agreement, the Employment Agreements, the Noncompetition Agreements, the Lock-Up Agreements and the Escrow Agreement by FYI and Newco and the performance by each of FYI and Newco of the transactions contemplated herein or therein have been duly and validly authorized by the respective Boards of Directors of FYI and Newco to the extent that it is a party thereto, and this Agreement, the Employment Agreements, the Noncompetition Agreements, the Lock-Up Agreements and the Escrow Agreement have each been duly and validly authorized by all necessary corporate action, duly executed and delivered and are the legal, valid and binding obligations of each of FYI and Newco to the extent that it is a party thereto, enforceable against such party thereto in accordance with their respective terms, subject to the Equitable Exceptions.

                 (b) The execution and delivery of this Agreement, the Employment Agreements, the Noncompetition Agreements, the Lock-Up Agreements and the Escrow Agreement by FYI and Newco do not, and the performance of the same by FYI and Newco will not, require either FYI or Newco to obtain any consent, approval, authorization, license, waiver, qualification, order or permit of, or require the Company or Newco to make any filing with or notification to, any Agency or third party.

         6.4 AUTHORIZATION. The representatives of FYI and Newco executing this Agreement have the corporate authority to enter into and bind FYI and Newco to the terms of this Agreement, the Employment Agreements, the Noncompetition Agreements, the Lock-Up Agreements and the Escrow Agreement.
FYI and Newco have the full legal right, power and authority to enter into such agreements and consummate the transactions contemplated thereby.

         6.5 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

                 (a) Conflict with, or result in a breach or violation of Certificate of Incorporation or By-laws of either FYI or Newco;

                 (b) Materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either FYI or Newco is a party, or violate or result in the creation or imposition of any lien, charge or encumbrance on any of FYI's or Newco's properties pursuant to (i) any law or regulation to which either FYI or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which FYI or Newco is bound or any of their respective property is subject; or

                 (c) Result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of FYI or Newco.

         6.6 CAPITALIZATION OF FYI AND OWNERSHIP OF FYI STOCK. The authorized and outstanding capital stock of FYI and Newco is as set forth in Sections 1.4(b) and 1.4(c) respectively. All issued and outstanding shares of FYI stock are duly authorized, validly issued, fully paid and nonassessable. There are no obligations of FYI to repurchase, redeem or otherwise acquire any shares of FYI capital stock. Except as set forth on Schedule 6.6, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which FYI is a party or by which it is bound obligating FYI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FYI or obligating FYI to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. All of the shares of FYI Stock to be issued to the Shareholders in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable.

         6.7 TRANSACTIONS IN CAPITAL STOCK. There has been no transaction or action taken with respect to the equity ownership of FYI or Newco in contemplation of the transactions described in this Agreement that would prevent FYI from accounting for such transactions on a reorganization accounting basis.

         6.8 SUBSIDIARIES. Set forth on Schedule 6.8 hereto is a list of the subsidiaries of FYI (each an "FYI Subsidiary" and collectively the "FYI Subsidiaries"). Newco has no subsidiaries.

         6.9 BUSINESS; REAL PROPERTY; MATERIAL AGREEMENTS; FINANCIAL INFORMATION. Attached hereto as Schedule 6.9 are FYI's audited historical financial statements for the year ended December 31, 1995 and its financial statements as filed on Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 1996. Such FYI financial statements have been prepared in accordance with GAAP and present fairly the financial position of FYI as of the indicated dates and for the indicated periods. FYI has provided the Company and the Shareholders with a true, complete and correct copy of its Registration Statements on Form S-1 (Registration No. 33-98608 and Registration No. 333-1084) and Prospectus Supplement to Prospectus as filed with the Securities and Exchange Commission on August 12, 1996 and has made available thereto all other filings made by it with the Securities and Exchange Commission through the date of this Agreement (collectively, the "SEC Reports"). The SEC Reports were prepared in accordance with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. The information scheduled or provided pursuant to this Section 6.9 does not contain any material misstatements of fact. Newco was formed on August 20, 1996, and has no historical financial statements or information.

         6.10 CONFORMITY WITH LAW AND LITIGATION. Neither FYI nor Newco is in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them that would have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of FYI and the FYI Subsidiaries taken as a whole (an "FYI Material Adverse Effect"). Except as set forth on Schedule 6.10, there are no claims, actions, suits or proceedings, pending or, to the knowledge of FYI or Newco, threatened, against or affecting FYI or Newco, at law or in equity, or before or by any Agency having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. FYI (including the FYI Subsidiaries) has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have an FYI Material Adverse Effect.

         6.11 NO VIOLATIONS. Copies of the Certificate of Incorporation (as of the date hereof, certified by the Secretary or an Assistant Secretary of each of FYI and Newco and by the Secretary of State of the State of Delaware) and the By-laws (certified by the Secretary or an

Assistant Secretary of each of FYI and Newco), of FYI and Newco (the "FYI Charter Documents") are attached hereto as Annex III; neither FYI nor Newco is
(a) in violation of any FYI Charter Document or (b) in default, under any material lease, instrument, agreement, license, permit to which it is a party or by which its properties are bound (the "FYI Material Documents"); and, (i) the rights and benefits of FYI (including the FYI Subsidiaries) under the FYI Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the FYI Material Documents or the FYI Charter Documents. Except as set forth on
Schedule 6.11, none of the FYI Material Documents requires notice to, or the consent or approval of, any Agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. The minute books of FYI and of each FYI Subsidiary as heretofore made available to the Company are true and correct.

         6.12    TAXES.

                 (a) Prior to the Merger, FYI will own all of the outstanding stock of Newco. At all times prior to the Merger, no person other than FYI has owned, or will own, any of the outstanding stock of Newco.

                 (b)      (i)     Newco was formed by FYI solely for the
                 purpose of engaging in the transaction contemplated by the Agreement.

                          (ii)    There were not as of the date of the
                 Agreement and there will not be at the Closing Date, any outstanding or authorized options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character which Newco is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible, into, exchangeable for, evidencing the right to subscribe for or acquire, any shares of its capital stock.

                          (iii) As of the date of this Agreement and the Closing Date, except for obligations or liabilities incurred in connection with (A) its incorporation or organization and
                 (B) the transactions contemplated thereby and in the Agreement, Newco has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

                          (iv) Prior to the Closing Date, Newco did not own any asset other than an amount of cash necessary to incorporate Newco and to pay the expenses of the Merger attributable to Newco and such assets as were necessary to perform its obligations under this Agreement.

                          (v) FYI has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in FYI losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                 (c) FYI has no plan or intention to reacquire any of its stock issued in the Merger.

                 (d) FYI has no plan or intention to liquidate Newco or merge Newco with or into another corporation (other than as described in this Agreement); sell or otherwise dispose of the stock of Newco; or cause Newco or any of its subsidiaries to sell or otherwise dispose of any of its assets or of any of the assets acquired from the Company, other than as contemplated by this Agreement, directly or indirectly, except for (i) dispositions made in the ordinary course of business, (ii) transfers of assets to a corporation all of whose outstanding stock is owned directly by Newco or (iii) transfers of assets by direct or indirect wholly-owned subsidiaries of Newco to other direct or indirect wholly-owned subsidiaries of Newco.

                 (e) Any liabilities of the Company assumed by Newco and any liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of business.

                 (f) FYI and Newco will each pay their respective expenses, if any, incurred in connection with the Merger.

                 (g) There is no intercorporate indebtedness existing between FYI and the Company or between Newco and the Company that was issued, acquired, or to be settled, in each event at a discount.

                 (h) Neither FYI nor Newco is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (i) None of the shares of FYI Stock received by the Shareholders in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to the Shareholders in their capacities as employees, including but not limited to amounts paid pursuant to the Employment Agreements described in Section 8.5 and any options granted to the Shareholders pursuant to Section 10.4, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                 (j) The proposed Merger is effected through the laws of the United States, or a State or the District of Columbia.

                 (k) The proposed Merger is being undertaken for reasons germane to the business of the Company.

                 (l) Assuming the accuracy of the representation contained in Section 5.8(d) hereof, FYI has no plan or intention to cause the Surviving Corporation immediately after the Closing Date to hold less than 90% of the fair market value of its net assets and 70% of the fair market value of the gross assets of the Company immediately prior to the Closing Date, with such amount determined based on the same methodology described in Section 5.8(d) other than the amounts described in Section 10.1.

7.       COVENANTS PRIOR TO CLOSING

         7.1     ACCESS AND COOPERATION; DUE DILIGENCE.

                 (a) Between the date of this Agreement and the Closing Date, the Company and the Shareholders will afford to the officers and authorized representatives of FYI and Newco access to all of the Company's key employees, sites, properties, books and records and will furnish FYI and Newco with such additional financial and operating data and other information as to the business and properties of the Company as FYI or Newco may from time to time reasonably request. The Company will cooperate with FYI and Newco, its representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement. FYI and Newco will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 14.3 hereof.

                 (b) Between the date of this Agreement and the Closing Date, FYI and Newco will afford to the officers and authorized representatives of the Company and the Shareholders access to all of FYI's and Newco's public information regarding key employees, sites, properties, books and records and will furnish the Company and the Shareholders with such additional financial and operating data and other information as to the business and properties of FYI and Newco as the Company or the Shareholders may from time to time reasonably request. FYI and Newco will cooperate with the Company, its representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement. The Company and the Shareholders will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 14.3 hereof.

         7.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing Date, without FYI's prior written consent (which shall not be unreasonably withheld) the Company will, except as contemplated by this Agreement or set forth on Schedule 7.2:

                 (a) Carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                 (b) Maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                 (c) Perform all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

                 (d) Keep in full force and effect present insurance policies or other comparable insurance coverage;

                 (e) Use reasonable commercial efforts to maintain and preserve its business organization intact, retain its respective present employees and maintain its respective relationships with customers, suppliers and others having business relations with the Company;

                 (f) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

                 (g) Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments over $2,500, without the knowledge and consent of FYI (which consent shall not be unreasonably withheld).

         7.3 PROHIBITED ACTIVITIES. Except as contemplated by this Agreement or disclosed on Schedule 7.3, between the date of this Agreement and the Closing Date, the Company has not and, without the prior written consent of FYI (which shall not be unreasonably withheld), will not:

                 (a) Make any change in its Articles of Incorporation or By-laws;

                 (b) Issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

                 (c) Declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                 (d) Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $25,000, including contracts to provide services to customers;

                 (e) Increase the compensation payable or to become payable to any Shareholder, officer, director, employee or agent, or make any bonus or management fee payment to any such person;

                 (f) Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 necessary or desirable for the conduct of the businesses of the Company, or (ii) liens for taxes either not yet due or materialmen's, mechanics, workers', repairmen's, employees' or other like liens arising in the ordinary course of business;

                 (g) Sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business consistent with past practice;

                 (h) Negotiate for the acquisition of any business or the start-up of any new business;

                 (i) Merge or consolidate or agree to merge or consolidate with or into any other corporation;

                 (j) Waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                 (k) Commit a material breach or amend or terminate any Contract, or material permit, license or other right of the Company; or

                 (l) Enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

         7.4 NO SHOP. None of the Shareholders, the Company nor any agent, officer, director or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

                 (a) Solicit or initiate the submission of proposals or offers from any person for;

                 (b)      Participate in any discussions pertaining to; or

                 (c) Furnish any information to any person other than FYI or Newco relating to;

any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company.

         7.5 NOTIFICATION OF CERTAIN MATTERS. The Shareholders and the Company shall give prompt notice to FYI of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of the Company of the Shareholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of any Shareholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder; provided no such notice shall be required until the Closing Date with respect to the occurrence in the ordinary course of business of any event which would cause Schedules 5.5 5.6, 5.9 or 5.10 to be incorrect. FYI and Newco shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of FYI or Newco contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of FYI or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.5 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to
Section 7.6, (b) modify the conditions set forth in Sections 8 and 9, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.6 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that supplements and amendments to Schedules 5.5, 5.6, 5.9 and 5.10 shall only have to be delivered at the Closing Date, unless such Schedule is to be amended to reflect an event occurring other than in the ordinary course of business. No amendment or supplement to a Schedule prepared by the Company that constitutes or reflects an event or occurrence that would have a Material Adverse Effect shall be effective unless FYI consents to such amendment or supplement, and no amendment or supplement to a Schedule prepared by FYI or Newco that constitutes or reflects an event or occurrence that would have a FYI Material Adverse Effect shall be effective unless the Company consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this
Section 7.6. In the event that the Company or a Shareholder amends or supplements a Schedule pursuant to this Section 7.6 and FYI and Newco do not consent to the effectiveness of such amendment or supplement (within three (3) business days of submission), this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof. In the event that FYI or Newco amends or supplements a Schedule pursuant to this Section 7.6 and the Company and the Shareholders do not consent to the effectiveness of such amendment or supplement (within three (3) business days of submission), this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of this
Section 7.6.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS AND THE
         COMPANY

         The obligations of the Shareholders and of the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of FYI and Newco contained in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties had been made as of that time; and a certificate to the foregoing effect dated the Closing Date and signed by the President or Vice President of FYI and of Newco shall have been delivered to the Company and the Shareholders; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by FYI and Newco on or before the Closing Date shall have been duly complied with and performed in all material respects.

         8.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to each of the Company and the Shareholders and their respective counsel.

         8.3 NO LITIGATION. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or prohibit the merger of Newco with the Company and no Agency shall have taken any other action or made any request of the Company as a result of which the management of the Company reasonably deems it inadvisable to proceed with the transactions hereunder.

         8.4 OPINION OF COUNSEL. The Company and the Shareholders shall have received an opinion from Locke Purnell Rain Harrell (A Professional Corporation), counsel for FYI, dated the Closing Date, in the form annexed hereto as Annex IV.

         8.5 EMPLOYMENT AGREEMENTS. Newco shall have executed and delivered to David L. Delgado, Christopher R. Yowell and Rebecca D. Homan Employment Agreements in substantially the forms attached hereto as Annex V (the "Employment Agreements").

         8.6 ESCROW AGREEMENT. FYI and Newco shall have executed and delivered to the Shareholders the Escrow Agreement with the Shareholders and U.S. Trust Company of Texas, N.A. as escrow agent (the "Escrow Agent") in substantially the form attached hereto as Annex VI (the "Escrow Agreement").

         8.7 CONSENTS AND APPROVALS. All necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated herein shall have been obtained and made. Newco shall use all reasonable efforts to assist the Company in its efforts to obtain and file the certificate of satisfaction described in Section 9.14 hereof.

         8.8 GOOD STANDING CERTIFICATES. FYI and Newco each shall have delivered to the Company a certificate, dated as of a date not more than fifteen (15) days prior to the Closing Date, duly issued by the Delaware Secretary of State and in each state in which FYI or Newco is authorized to do business, showing that each of FYI and Newco is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for FYI and Newco, respectively, for all periods prior to the Closing have been filed and paid.

         8.9 LOAN AGREEMENT. The Company's loan agreement with The Bank of California, N.A. and all obligations of the Company thereunder shall have terminated and there shall be no continuing obligations of the Company or the Shareholders thereunder. The Bank of California, N.A. shall have provided evidence reasonably satisfactory to the Company and the Shareholders of the release of all of its security interests in the stock and assets of the Company.

         8.10 EFFECTIVENESS OF REGISTRATION STATEMENT. FYI's Registration Statement (Registration No. 333-1084) shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose instituted.

         8.11 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred that would constitute an FYI Material Adverse Effect.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF FYI AND NEWCO

         The obligations of FYI and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

         9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Shareholders and the Company contained in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties had been made as of that time; and a certificate to the foregoing effect dated the Closing Date and signed by the President or Vice President of the Company and by each Shareholder shall been delivered to FYI and Newco; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Shareholders and the Company on or before the Closing Date shall have been duly complied with and performed in all material respects.

         9.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to each of FYI and Newco and their counsel.

         9.3 NO LITIGATION. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or prohibit the merger of the Company with and into Newco and no Agency shall have taken any other action or made any request of FYI as a result of which the management of FYI or Newco reasonably deems it inadvisable to proceed with the transactions hereunder.

         9.4 EXAMINATION OF FINAL FINANCIAL STATEMENTS. Prior to the Closing Date, FYI shall have had sufficient time to review the unaudited balance sheets of the Company for the seven-month period ended July 31, 1996, and the unaudited statements of income, cash flows and retained earnings of the Company for the seven-month period ended July 31, 1996, disclosing no material adverse change in the financial condition thereof or the results of its operations from the financial statements as of December 31, 1995.

         9.5 REPAYMENT OF INDEBTEDNESS. Prior to the Closing Date, the Shareholders shall have repaid the Company in full all amounts, if any, owing by the Shareholders to the Company.

         9.6 INSURANCE. FYI shall be named as an additional named insured on all of the insurance policies of the Company.

         9.7 SHAREHOLDER RELEASES. Each of the Shareholders shall have delivered to FYI immediately prior to the Closing Date an instrument dated the Closing Date in substantially the form of Annex VII releasing the Company from any and all claims of the Shareholder against the Company and obligations of the Company to the Shareholder, except for items specifically identified on
Schedule 9.7 as being claims of or obligations to the Shareholder and continuing obligations to Shareholder relating to his or her employment by the Surviving Corporation.

         9.8 TERMINATION OF RELATED PARTY AGREEMENTS. All existing agreements between the Company and the Shareholders or business or personal affiliates of the Company or the Shareholders and all existing bonus and incentive plans and arrangements of the Company, other than those set forth on
Schedule 9.8, shall have been cancelled or terminated.

         9.9 OPINION OF COUNSEL. FYI shall have received an opinion from Orrick, Herrington & Sutcliffe, counsel to the Company and the Shareholders, and/or such other counsel reasonably acceptable to FYI and Newco, dated the Closing Date, as to the matters set forth in Annex VIII.

         9.10 EMPLOYMENT AGREEMENTS. David L. Delgado, Christopher R. Yowell and Rebecca D. Homan shall have executed and delivered to FYI and Newco the Employment Agreements.

         9.11 NONCOMPETITION AGREEMENTS. Each of the Shareholders shall have executed and delivered to FYI and Newco a Noncompetition Agreement with FYI and Newco in substantially the forms attached hereto as Annex IX (the "Noncompetition Agreements").

         9.12 LOCK-UP AGREEMENTS. Each of the Shareholders shall have executed and delivered to FYI and Newco a Lock-Up Agreement in substantially the forms annexed hereto as Annex X (the "Lock-Up Agreement") with respect to the shares of FYI Stock to be acquired thereby pursuant to Section 2 hereof containing the Shareholder's undertakings as set forth in Section 12.1 hereof.

         9.13 ESCROW AGREEMENT. The Shareholders shall have executed and delivered to the Escrow Agent and FYI and Newco the Escrow Agreement.

         9.14 CONSENTS AND APPROVALS. All necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated herein shall have been obtained and made. A certificate of satisfaction of the California Franchise Tax

Board with respect to the Merger shall have been filed with the California Secretary of State in accordance with Chapter 11 of the California Corporations Code.

         9.15 GOOD STANDING CERTIFICATES. The Company shall have delivered to FYI certificates, dated as of a date not more than fifteen (15) days prior to the Closing Date, duly issued by the appropriate governmental authorities showing that the Company is in good standing and authorized to do business in California and that all California state franchise taxes for all periods prior to the Closing have been paid.

         9.16 LOAN AGREEMENT. The Company's loan agreement with The Bank of California, N.A. and all obligations of the Company thereunder shall have terminated and there shall be no continuing obligations of the Company thereunder. The Bank of California, N.A. shall have provided evidence reasonably satisfactory to FYI and Newco of the release of all of its security interests in the stock and assets of the Company.

         9.17 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred that would constitute a Material Adverse Effect.

10.      COVENANTS OF THE PARTIES

         10.1 PERMITTED PAYMENTS OF COMPENSATION BY THE COMPANY. Each of FYI and Newco acknowledges and agrees that (i) prior to the Effective Time of the Merger, the Company may pay compensation for services consisting of salaries and bonuses to the Shareholders not to exceed (in the aggregate) the sum of $500,000 which was accrued as of December 31, 1995 and (ii) the payment of such bonuses may cause the Company to have a deficit cash position at Closing. The parties to this Agreement further acknowledge and agree that the Company shall retain and shall not distribute to the Shareholders any amounts after the date of this Agreement (other than compensation paid in accordance with the terms of the Employment Agreements).

         10.2 PRESERVATION OF TAX AND ACCOUNTING TREATMENT. After the Closing Date, FYI shall not and shall not permit any of the FYI Subsidiaries to undertake any act that would jeopardize the tax-free status of the reorganization of the Company, including

                 (a) The retirement or reacquisition, directly or indirectly, of all or part of the FYI Stock issued in connection with the transactions contemplated hereby;

                 (b) The entering into of financial arrangements for the benefit of the Shareholders in their capacities as such;

                 (c) The disposition of any material part of the assets of the Company within the two (2) years following the Closing Date except in the ordinary course of business or to eliminate duplicate services or excess capacity;

                 (d) The discontinuance of the historic business of the Company; and

                 (e) The issuance of additional shares of Newco stock that would result in FYI losing control of Newco within the meaning of
         Section 368(c) of the Code.

         10.3    PREPARATION AND FILING OF TAX RETURNS.

                 (a) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file returns pursuant to this Agreement shall bear all costs of filing such returns.

                 (b) Each of the Company, the Shareholders, FYI and Newco acknowledge that to the best of their knowledge the following statement is correct, and each of the Company, the Shareholders, FYI and Newco agree not to take a position for purposes of the tax reporting of the transaction contemplated by this Agreement inconsistent with the following statement:

                          (i) The fair market value of the FYI stock and other consideration received by the Shareholders will be approximately equal to the fair market value of the Company Stock surrendered in the Merger.

                 (c) Each of the Company, Newco, FYI and the Shareholders shall comply with the tax reporting requirements of Section 1.368-3 of the Treasury Regulations promulgated under the Code, and shall treat the transaction as a tax-free reorganization under Section 368(a) of the Code unless otherwise required by law.

         10.4 STOCK OPTIONS. No later than thirty (30) days following the Closing, FYI shall grant to employees of the Surviving Corporation as selected by the Surviving Corporation and the Shareholders nonqualified stock options to acquire an aggregate of sixteen thousand (16,000) shares of FYI Stock in minimum lots of one thousand shares (1,000) in accordance with the terms of FYI's 1995 Stock Option Plan (the "Stock Option Plan"), with such options to have a per share exercise price equal to the Fair Market Value (as defined in the Stock Option Plan) per share on the date of grant and to vest in twenty percent (20%) increments on each of the first through fifth anniversaries of the date of grant.

         10.5 RECEIVABLES GUARANTEED. Each of the Shareholders jointly and severally warrants to FYI, Newco and the Surviving Corporation that all accounts receivable of the Company as of the Effective Date (the "Receivables") will be collected by the Surviving Corporation in the aggregate full face amount thereof, net of reserves as shown on the Company's Financial Statements, no later than December 31, 1996. If the Surviving Corporation shall fail to collect the aggregate full face amount of the Receivables net of the reserves by December 31, 1996, then the Surviving Corporation may collect from the Escrow Agent an amount of cash and FYI Stock equal to the sum of all such uncollected Receivables plus any unpaid interest accrued thereon. Receivables collected after December 31, 1996 and for which the Surviving Corporation has received payment under this Section 10.5 shall be promptly delivered by the Surviving Corporation to the Shareholders. Any such amount collected from the Escrow Agent by the Surviving Corporation shall be in an allocation of cash and FYI Stock that will not adversely affect the parties' treatment of this transaction as a tax-free reorganization under Section 368(a) of the Code. Upon payment of such amount to the Surviving Corporation by the Escrow Agent, the Surviving Corporation will continue to diligently collect the then unpaid balances of the Receivables in the ordinary course of business consistent with past practice and remit to the Shareholders any amounts so collected. Any distribution by the Escrow Agent or amount remitted to the Shareholders pursuant to this Section 10.5 shall be deemed an adjustment of the amount of the consideration payable or issuable to the Shareholders as a result of the Merger.

         10.6 TERMINATION OF SHAREHOLDERS AGREEMENT. By execution of this Agreement the Company and each Shareholder does hereby covenant and agree that the Shareholders Agreement by and among the Company and the Shareholders dated August 31, 1994 shall be terminated as of the Closing.

         10.7 ACKNOWLEDGMENTS OF THE PARTIES. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 5.1 THROUGH 5.31 OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS TO FYI AND NEWCO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 6.1 THROUGH
6.12 OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF FYI AND NEWCO TO THE COMPANY AND THE SHAREHOLDERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS, ORAL OR WRITTEN, IN RELATION THERETO BETWEEN THE PARTIES OTHER THAN THOSE INCORPORATED IN THIS AGREEMENT AND TO BE DELIVERED EXPRESSLY PURSUANT TO THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SUCH SECTIONS OF THIS AGREEMENT, EACH OF FYI AND NEWCO, ON THE ONE HAND, AND THE COMPANY AND THE SHAREHOLDERS, ON THE OTHER HAND, DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY THE COMPANY, THE SHAREHOLDERS OR THEIR EMPLOYEES, REPRESENTATIVES OR AGENTS, ON THE ONE HAND, AND FYI, NEWCO OR THEIR EMPLOYEES, REPRESENTATIVES OR AGENTS, ON THE OTHER HAND.

         10.8    ZIA NAME.        Each of the Shareholders acknowledges and
agrees that the names "Zia" and "Zia Information Analysis Group" are important elements of the Company's business and goodwill and covenants that following the Closing Date he or she shall not conduct a business utilizing the above-described names without the prior written consent of the Surviving Corporation, which shall not be unreasonably withheld.

11.      INDEMNIFICATION

         The Shareholders, FYI and Newco each make the following covenants that are applicable to them, respectively.

         11.1    FYI LOSSES.

                 (a) Each of the Shareholders jointly and severally agrees to indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all FYI Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (1) any representation or warranty made by the Company or the Shareholders in Sections 5.1 through 5.31 hereof being untrue or incorrect in any respect; (2) any liability for warranty claims arising from the sale of goods or services by the Company through the Closing Date; (3) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA that is maintained pursuant to a collective bargaining agreement under which more than one employer makes contributions and to which the Company or any Group Member is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions; (4) the items described in Schedule
         5.16 hereof except in any instance and to the extent FYI Losses result from the negligence or misconduct of FYI, Newco or the Surviving Corporation; (5) any failure by the Company or any Shareholder to observe or perform its or his or her covenants and agreements set forth in this Agreement or in any other agreement executed by it or him or her expressly pursuant to this Agreement; or (6) any untrue statement of a material fact relating to the Company or the Shareholders in the Questionnaire for Subsidiaries completed by the Company and attached hereto as Schedule 11.1(a) (provided, that to the extent that matters are subject to indemnification under Sections 11.2, 11.3(a) and 11.5 hereof, such matters shall not be subject to indemnification under this Section 11.1);

                 (b) "FYI Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Shareholders' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of FYI, Newco and the Surviving Corporation or such other persons to indemnification hereunder. An FYI Loss shall not include any

         Taxes to the extent that such Taxes are attributable to FYI or the Surviving Corporation taking a position on an amended Tax return for a Tax period ending on or before December 31, 1995, that is inconsistent with the position that had originally been taken by the Company on the Tax return prior to amendment unless either (i) such position is required by law or (ii) the Shareholders have consented to FYI or the Surviving Corporation taking such position, which consent may not be unreasonably withheld or denied.

         11.2    ENVIRONMENTAL INDEMNITY.

                 (a) Each of the Shareholders jointly and severally agrees to indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Environmental Costs (as defined below), arising in any manner in connection with a breach of any representation or warranty set forth in Section 5.11 hereof. This Section 11.2(a) is intended to indemnify FYI, Newco and the Surviving Corporation and their respective directors, officers, employees, representatives, agents and attorneys from the results of their own negligence.

                 (b) The obligations of this Section 11.2 shall include the obligation to defend the Indemnified Parties (as defined below) against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on Indemnified Parties, and the obligation to reimburse Indemnified Parties for any Environmental Costs incurred or suffered, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnified Parties are entitled to indemnification under this Agreement. The obligation to reimburse the Indemnified Parties shall also include the costs and expenses (including, without limitation, reasonable attorneys' fees) to establish or enforce the rights of FYI, Newco and the Surviving Corporation or such other persons to indemnification hereunder.

                 (c) "Environmental Costs" shall mean any of the following that arise in any manner regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, reasonable attorneys' fees and fees and disbursements of environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any impacted property, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by any governmental agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions. Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources; (ii) damage to real property or damage resulting from the loss of the use of all or any part of the property, including but not limited to business loss; and
         (iii) the cost of any demolition, rebuilding or repair of any property required by Environmental Requirements or necessary to restore such property to its condition prior to damage caused by an environmental condition or by the remediation of an environmental condition.

         11.3    EMPLOYEE COMPENSATION AND BENEFITS.

                 (a) Each of the Shareholders jointly and severally agrees to indemnify and hold FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of the Company, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to the Company prior to the Closing Date or injury or sickness occurring prior to the Closing Date and are not scheduled pursuant to this Agreement or reserved for on the Financial Statements (collectively, "Pre-Closing Employee Claims").

                 (b) Each of FYI and Newco jointly and severally agrees to indemnify and hold the Shareholders and their respective directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of the Surviving Corporation, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements, except as otherwise expressly provided herein, to the extent the same are based on employment service rendered to the Surviving Corporation after the Closing Date or injury or sickness occurring after the Closing Date (collectively, "Post-Closing Employee Claims").

         11.4    SHAREHOLDER LOSSES.

                 (a) FYI and Newco jointly and severally agree to indemnify and hold harmless the Shareholders, and their respective agents, and attorneys, for and in respect of any and all Shareholder Losses (as defined below) suffered, sustained, incurred or required to be paid by any of the Shareholders by reason of (1) any representation or warranty made by FYI or Newco in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; (2) any failure by FYI or Newco to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; (3) any liability for warranty claims arising from the sale of goods or services by the Company subsequent to the Closing Date, except in any instance and to the extent Shareholder Losses result from the negligence or misconduct of the Shareholders or any of them (with respect to periods prior to the Closing Date); or (4) any untrue statement of a material fact contained in the Registration Statement described in Section 8.10 hereof, or in any amendment thereof or supplement thereto, other than as provided to FYI or its counsel by the Company or the Shareholders and attached hereto as Schedule 11.1(a) (provided, that to the extent that matters are subject to indemnification under

         Sections 11.3(b) and 11.5 hereof, such matters shall not be deemed to be subject to indemnification under this Section 11.4).

                 (b) "Shareholder Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of FYI and Newco, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of the Shareholders or such other persons to indemnification hereunder.

         11.5 INDEMNIFICATION FOR CERTAIN TAX MATTERS. The Shareholders shall indemnify, defend and hold harmless the Surviving Corporation from and against the liability of the Company or the Surviving Corporation with respect to all Taxes, including interest and additions to Taxes, resulting from any final determination (or settlement) that the Merger of the Company into Newco fails to qualify as a tax-free transaction as to the Company and/or the Surviving Corporation pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code solely as a result of any breach of a representation or warranty as set forth in Sections 5.8(d)-(m) and 5.29 or a covenant of the Company or a Shareholder as set forth in Section 10.3 hereof. FYI and the Surviving Corporation shall indemnify, defend and hold harmless the Shareholders from and against the liability of the Shareholders, the Company and the Surviving Corporation with respect to all Taxes, resulting from any final determination (or settlement) that the Merger of the Company into Newco, fails to qualify as a tax-free transaction as to the Shareholders, the Company and/or the Surviving Corporation pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code solely as a result of any breach of a representation or, warranty as set forth in Section 6.12 or a covenant of FYI or Newco as set forth in Sections
10.2 and 10.3 hereof.

         11.6 NOTICE OF LOSS. Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Section 11, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to FYI Losses, Environmental Costs, Pre-Closing Employee Claims and the matters described in Section 11.5, the Shareholders shall be the Indemnifying Party and FYI and Newco and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties. With respect to Shareholder Losses, Post-Closing Employee Claims and the matters described in the second sentence of Section 11.5, FYI and

Newco shall be the Indemnifying Party and the Shareholders and their respective agents and attorneys shall be the Indemnified Party.

         11.7 RIGHT TO DEFEND. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity. therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         11.8 COOPERATION. Each of FYI Newco, the Surviving Corporation, the Company and the Shareholders, and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

         11.9 SATISFACTION OF CLAIMS FROM ESCROW. FYI and Newco shall have the option of recovering amounts owing thereto pursuant to Sections 11.1, 11.2,
11.3 and 11.5 for FYI

Losses, Environmental Costs and Pre-Closing Employee Claims or the matters set forth in Section 11.5 from the Shareholders or from the funds or shares of FYI Stock held in escrow in accordance with the Escrow Agreement described in
Section 8.6.

         11.10 LIMITATIONS OF INDEMNIFICATION; PROPORTIONATE PAYMENTS. FYI, Newco, the Surviving Corporation and the other persons or entities indemnified pursuant to Sections 11.1, 11.2, 11.3 and 11.5 shall not assert any claim for indemnification hereunder until such time as the aggregate of all claims that such persons may have against the Indemnifying Parties shall exceed $50,000, but upon reaching such amount, from the first dollar of all claims. Any amounts paid to the Shareholders pursuant to this Section 11 shall be paid in the same proportion of FYI Stock, valued at the then-fair market value thereof, and cash as set forth on Annex II. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be obligated to indemnify and hold harmless an Indemnified Party with respect to any claim for indemnification hereunder exceeding the aggregate consideration set forth on Annex II hereto.

12.      SECURITIES ACT REPRESENTATIONS AND TRANSFER RESTRICTIONS

         The FYI Stock acquired by the Shareholders pursuant to this Agreement is being acquired solely for their own accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

         12.1 TRANSFER RESTRICTIONS. For a period of two (2) years from the Closing, no Shareholder shall (a) sell, assign, exchange, transfer, distribute or otherwise dispose of (i) any shares of FYI Stock received by the Shareholder at the Effective Time of the Merger, or (ii) any interest (including, without limitation, an option to buy or sell) in any such shares of FYI Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (b) engage in any transaction, whether or not with respect to any shares of FYI Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of FYI Stock acquired pursuant to
Section 2 hereof (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The certificates evidencing the FYI Stock delivered to the Shareholders pursuant to
Section 3 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as FYI may deem necessary or appropriate:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION OR OTHER DISPOSITION PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

Each of the Shareholders will execute and deliver to FYI prior to or at the Closing a Lock-Up Agreement containing the foregoing agreements.

13.      TERMINATION OF AGREEMENT

         13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                          (a) By the mutual consent of the Boards of Directors of FYI and the Company;

                          (b) By the Shareholders or the Company (acting through its Board of Directors), on the one hand, or by FYI or Newco (each acting through its Board of Directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by October 15, 1996 unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

                          (c) By the Shareholders or the Company, on the one hand, or by FYI or Newco, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date and shall not reasonably be expected to occur; or

                          (d)     Pursuant to Section 7.6 hereof.

         13.2 LIABILITIES IN EVENT OF TERMINATION. In the event of termination of this Agreement as provided in this Section, there shall be no liability or obligation on the part of any party hereto except to the extent that such liability is based on the breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

14.      GENERAL

         14.1 COOPERATION. The Company, the Shareholders, FYI and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees thereof cooperate with FYI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         14.2    SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND
WARRANTIES.

                 (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

                 (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two (2) years following the Closing, except that (a) the representations and warranties contained in Section 5.8 and Section 6.12hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or
         (ii) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (b) the representations and warranties contained in Section 5.19 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and
         (c) the representations and warranties contained in Sections 5.1, 5.2 and 5.3 and Sections 6.1, 6.2, 6.3 and 6.4 shall survive indefinitely.

         14.3    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                 (a) Shareholders. The Shareholders recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information of the Company and/or FYI, including without limitation lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's and/or FYI's respective businesses. The Shareholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of FYI, (b) following the Closing, such information may be disclosed by the Shareholders as is required in the course of performing their duties for FYI and the Surviving Corporation and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.3(a); provided, further, that confidential information shall not include (i) such information that becomes known to the public generally through no fault of the Shareholders, (ii) information required to be disclosed by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Shareholders shall, if possible, give prior written notice thereof to FYI and Newco and provide FYI and Newco with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any of the Shareholders of the provisions of this Section 14.3, FYI and Newco shall be entitled to an injunction restraining such Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting FYI and Newco from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                 (b) FYI and Newco. FYI and Newco recognize and acknowledge that they had in the past and currently have access to certain confidential information of the Company, including without limitation lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. FYI and Newco agree that, prior to the Closing, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Company, and (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.3(b); provided further, that confidential information shall not include (i) such information that becomes known to the public generally through no fault of FYI or Newco, (ii) information required to be disclosed by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), FYI and Newco shall, if possible, give prior written notice thereof to the Company and the Shareholders and provide the Company and the Shareholders with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by FYI or Newco of the provisions of this section, the Company and the Shareholders shall be entitled to an injunction restraining FYI and Newco from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and the Shareholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                 (c) Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section 14.3, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

                 (d)      Survival.  The obligations of the parties under this
         Section 14.3 shall survive the termination of this Agreement.

         14.4 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of FYI, and the heirs and legal representatives of the Shareholders.

         14.5 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Company, Newco and FYI, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Shareholders, the Company, Newco and FYI, acting through their respective officers.

         14.6 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         14.7 BROKERS AND AGENTS. Except as disclosed on Schedule 14.7, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

         14.8 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, (i) FYI and Newco will pay the fees, expenses and disbursements of FYI and Newco and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by FYI under this Agreement, and (ii) the Shareholders will pay from personal funds and not from the funds of the Company, the fees, expenses and disbursements of its counsel incurred in connection with the subject matter of this Agreement. The Shareholders acknowledge that they, and not the Company or FYI, will pay all taxes due upon receipt of the consideration payable to the Shareholders pursuant to Section 2 hereof.

         14.9 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party, or (c) telecopying the same with electronic confirmation of receipt.

                          (i)     If to FYI or Newco, addressed to them at:

                                  F.Y.I. Incorporated
                                  Zia Information Analysis Group, Inc.
                                  3232 McKinney Avenue, Suite 900
                                  Dallas, Texas 75204
                                  Telecopy No.: (214) 953-7556
                                  Attn: Margot T. Lebenberg, Esq.

                          with copies to:

                                  Locke Purnell Rain Harrell
                                  2200 Ross Avenue, Suite 2200
                                  Dallas, Texas 75201
                                  Telecopy No.: (214) 740-8800
                                  Attn:  Charles C. Reeder, Esq.

                          (ii) If to the Shareholders, addressed thereto at the address set forth on Annex I, with copies to such counsel as is set forth with respect to the Shareholders on such Annex I;

                          (iii)   If to the Company, addressed to:

                                  Zia Information Analysis Group
                                  345 California Street
                                  9th Floor
                                  San Francisco, California 94104
                                  Telecopy No.: (415) 288-4500

                                  Attn: David L. Delgado, President
                                  and marked "Personal and Confidential"

                                  with copies to:

                                  Orrick, Herrington & Sutcliffe
                                  Old Federal Reserve Bank
                                  400 Sansome Street
                                  San Francisco, California 94111
                                  Telecopy No.: (415) 773-5759
                                  Attn:    Richard V. Smith, Esq.
                                           Maria Gray, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 14.9 from time to time.

         14.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN THE FEDERAL COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, OR IN THE ABSENCE OF ANY JURISDICTION IN SUCH COURT, IN ANY STATE COURT LOCATED IN SAN FRANCISCO COUNTY, CALIFORNIA, AND EACH PARTY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURT, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY FURTHER IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING.

         14.11 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         14.12  TIME.  Time is of the essence with respect to this Agreement.

         14.13 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         14.14 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity. The indemnification provided for in Section 11 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party; provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement. Except in the event of fraud, no action, suit or proceeding for termination or rescission, or claiming repudiation, of this Agreement or any agreement executed expressly pursuant to this Agreement may be brought or maintained by any party hereto against the others following the Closing Date and the consummation of the transactions contemplated under this Agreement no matter how severe, grave or fundamental any such breach, default or nonperformance may be by one party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such action except in the event of fraud.

         14.15 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         14.16 TAX STRUCTURE. It is the intent of the parties that the transaction contemplated by this Agreement be structured as a tax-free reorganization under Section 368(a) of the Code.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        F.Y.I. INCORPORATED
ATTEST:


                                        By:      /s/ THOMAS C. WALKER
- ----------------------------------               -------------------------------
                                                 Name:
                                                 Title:


                                        ZIA ACQUISITION CORP.
ATTEST:


                                        By:      /s/ THOMAS C. WALKER
- ----------------------------------               -------------------------------
                                                 Name:
                                                 Title:


                                        ZIA INFORMATION ANALYSIS GROUP
ATTEST:


                                        By:      /s/ DAVID L. DELGADO
- ----------------------------------               -------------------------------
                                                 Name:
                                                 Title:

                                         THE SHAREHOLDERS:

ATTEST:


                                         /s/ DAVID L. DELGADO
- ----------------------------------       ---------------------------------------
                                         David L. Delgado


ATTEST:

                                         /s/ CHRISTOPHER R. YOWELL
- ----------------------------------       ---------------------------------------
                                         Christopher R. Yowell


ATTEST:

                                         /s/ REBECCA D. HOMAN
- ----------------------------------       ---------------------------------------
                                         Rebecca D. Homan

                                SPOUSAL CONSENT

         The undersigned, the spouses of the above-listed Shareholders, do hereby consent to the execution and performance of this Agreement by their respective spouses with respect to any community property interest that the undersigned may have in the stock of Zia Information Analysis Group.



/s/ LORI DELGADO                         /s/ ARTHUR W. HOMAN
- ----------------------------------       ---------------------------------------
Lori Delgado                             Arthur W. Homan



/s/ RACHELLE L. YOWELL
- ----------------------------------
Rachelle L. Yowell

                                    ANNEX I

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                          DATED AS OF AUGUST 30, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                             ZIA ACQUISITION CORP.
                         ZIA INFORMATION ANALYSIS GROUP
                                      AND
                         THE SHAREHOLDERS NAMED THEREIN


SHAREHOLDERS OF THE COMPANY:

                                                     Number of Shares
         Name and Address                            of Company Stock                Date of Acquisition
         ----------------                            ----------------                -------------------
         David L. Delgado                                  1,080                     August 31, 1994
         345 California Street
         9th Floor
         San Francisco, California 94104

         Christopher R. Yowell                               400                     August 31, 1994
         345 California Street
         9th Floor
         San Francisco, California 94104

         Rebecca D. Homan                                    447                     August 31, 1994
         345 California Street
         9th Floor
         San Francisco, California 94104

                                    ANNEX II

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                          DATED AS OF AUGUST 30, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                             ZIA ACQUISITION CORP.
                         ZIA INFORMATION ANALYSIS GROUP
                                      AND
                         THE SHAREHOLDERS NAMED THEREIN


Aggregate consideration to be paid to the Shareholders:

         The aggregate consideration to be paid to the Shareholders shall be Five Million and Five Dollars ($5,000,005), which shall be paid by delivery of (i) One Hundred Fifty-Four Thousand Two Hundred Eight-Six (154,286) shares of FYI Stock (including the Twelve Thousand Three Hundred Forty-Three (12,343) shares of FYI Stock to be delivered to the Escrow Agent pursuant to Section 3.1(a) hereof) and cash of Two Million Three Hundred Thousand Dollars ($2,300,000) (including the One Hundred Eighty-Three Thousand Nine Hundred Ninety-Seven and 49/100 Dollars ($183,997.49) to be delivered to the Escrow Agent pursuant to
         Section 3.1(a) hereof). Such consideration shall be distributed to the Shareholders as follows:

         Name                              Number of Shares                  Amount of Cash
         ----                              ----------------                  --------------
         David L. Delgado                       80,229(1)                    $ 1,398,000(1)

         Christopher R. Yowell                  40,114(2)                    $   336,000(2)

         Rebecca D. Homan                       33,943(3)                    $   566,000(3)




- --------------------

        (1) Of these amounts, 6,418 shares of FYI Stock and $111,838.48 will be escrowed as provided in this Agreement.


        (2) Of these amounts, 3,209 shares of FYI Stock and $26,879.63 will be escrowed as provided in this Agreement.


        (3) Of these amounts, 2,716 shares of FYI Stock and $45,279.38 will be escrowed as provided in this Agreement.